AGREEMENT AS TO VOTING
AGREEMENT as to voting effective November 30, 1983, by and among WILLIAM C. MOOG ("WCM"), JANE B. MOOG (“JBM”), RICHARD A. AUBRECHT ("RAA"), NANCY MOOG AUBRECHT ("NMA"), CONSTANCE MOOG SILLIMAN ("CMS"), JEANNE M. MOOG, ("JMW”), DOUGLAS B. MOOG (“DBM”), SUSAN L. MOOG ("SLM"), JAMES R. SILLIMAN, Jr. ("JRS") and MICHAEL K. SILLIMAN ("MKS"), (all individually referred to as previously indicated, or as "Holder" and sometimes collectively referred to as "Holders") and ALBERT K. HILL ("AKH").
WITNESSETH THAT WHEREAS:
A.    WCM was the founder and motivating force in the organization and success of Moog Inc., a New York corporation (the "Company"); and
B.    WCM, JBM and RAA are currently Directors and WCM is the Chairman of the Board, President and Chief Executive Officer and RAA is also an Executive Officer of the Company: and
C.    Holders, in their own right and/or in various capacities, such as custodians, trustees, trust beneficiaries, and custodial beneficiaries, are record and/or beneficial owners of a substantial number of shares of Class A Common Stock and Class B Common Stock, each of $l.00 par value of the Company; and
D.    WCM and JBM are husband and wife and RAA is their son in-law and JMM is their daughter-in-law, and NMA, CMS, DBM and SLM are all children of WCM and JBM and JRS and MKS are each grandchildren of WCM and JBM; and
EXHIBIT (i)

E.    Holders have agreed that the execution of this Agreement is in the best interest of the Company and will serve to promote harmonious relationships among themselves with respect to the management and conduct of the affairs of the Company; and
F.    Holders are entering into this Agreement with the intention that it serve not only as an Agreement as to voting rights as provided for in Section 620(a) of the Business Corporation Law of the State of New York, but also with the intention that it will limit and restrict the sale, pledge, transfer or other disposition of shares of stock of the Company held by the parties to the specific circumstances provided in this Agreement.
NOW, THERFORE, in consideration of the premises and of the mutual covenants and obligations herein, the parties hereto agree as follows:
I.    SHARES SUBJECT TO AGREEMENT, VOTING
1.01    Shares Subject to Agreement. Each Holder, other than WCM and JBM, agrees that all shares of Class A or Class B Common Stock, or other voting stock of the Company, now or hereafter beneficially owned by them, directly or indirectly will at all times be held subject to this Agreement, and that any voting rights relating to any such shares will at all times be exercised solely in accordance with and pursuant to the provisions of Article II of this Agreement, and further, that the restrictions contained in Article III shall at all times be applicable to all such shares. Annex “A” attached hereto lists the shares of WCM and JBM which are subject to this Agreement and also lists the class of shares, ownership and capacities in which held for all other holders.
1.02 Release from Agreement. Any shares subject to this Agreement, may be released from some or all of the provisions of this Agreement, for a limited time or on a permanent basis, solely upon a vote taken in accordance with the provisions of Section 2.06 of this Agreement.

1.03 Irrevocable Proxy. Each of the parties hereto (other than AKH) agrees that promptly upon execution of this Agreement he will deliver to the Electors named in Section 2.01, an irrevocable proxy to vote in accordance with the provisions of this Agreement, all shares of stock held by such party, provided, however, that WCM and JBM will deliver such a proxy only with respect to those shares of stock listed on Annex “A”. Such irrevocable proxy shall be in substantially the form of Annex “B” attached hereto, and shall be prepared, executed and delivered in accordance with the provisions of Section 609 of the Business Corporation Law of the State of New York.
1.04 Additional Parties. Any descendants, or spouses of descendants of WCM and JBM may become parties hereto by signing and acknowledging a writing indicating their intent to be bound by the terms of this Agreement.
1.05 Legend. Each party agrees that all certificates for shares of stock of the Company owned or held by him which are subject to this Agreement shall bear a legend on the face or reverse thereof, in substantially the following form:
“Voting rights on the shares represented by this certificate, as well as the sale, transfer, pledge, assignment or encumbrance are restricted by the terms of an Agreement among the registered holder of this certificate and others, a copy of which may be examined during normal business hours at 2300 Main Place Tower, Buffalo, New York 14202.”

II. ELECTORS, MANNER OF VOTING
2.01 Electors. WCM, JBM, RAA, CMS, JMM, DBM, SLM and AKH are hereby designated as Electors for purposes of taking any action under this Agreement to exercise any voting rights on shares of stock of the Company.
2.02 Voting Rights of Electors. The Electors (collectively as herein provided) shall have the full and absolute right to vote all shares of Class A and Class B Common Stock of the Company held by the parties in accordance with the provisions of this Agreement. Such voting shall include the election of Directors, the amendment of the Certificate of Incorporation or the By-Laws, the merger or consolidation of the Company, or the disposition of all or substantially all of the assets of the Company, and in addition, if any party seeks approval or permission to remove shares from the restrictions and limitations of this Agreement, for any purpose, approval of any such action shall be made by the Electors as provided in Article II.
2.03 Electors Action During Life of WCM. During the life of WCM, the Electors shall take any action and shall cause all shares subject to this Agreement to be voted as may be determined jointly by WCM and JBM.
2.04 Electors Action During Life of JBM. Upon the death of WCM, and during the lifetime of JBM, the Electors shall take any action and shall cause all shares subject to this Agreement to be voted as may be determined by JBM.
2.05 Electors Action After Death of WCM and JBM. Following the death of both WCM and JBM, the Electors shall take any action and shall vote all shares subject to this Agreement as may be determined by the vote of two-thirds of the Electors.
2.06 Removal from Provisions of Agreement. Any party seeking approval to remove all or any shares of stock owned by such party from the provisions of this Agreement, on a limited or permanent basis, must have the approval of WCM and JBM, during their lifetimes.

2.07 Conversion of Shares. Any party desiring to convert any shares of Class B Common Stock into shares of Class A Common Stock of the Company, shall obtain the approval of the Electors to such conversion, in accordance with the provisions of Section 2.03, 2.04 or 2.05 (as the case may be).
2.08 Successor Elector. WCM and JBM jointly, or the survivor of them, at any time shall have the right by an instrument in writing, executed with the same formality required for the conveyance of real property in the State of New York, to designate a successor to AKH, which designation will become effective upon the death, resignation or removal of AKH. In the event of death, resignation or removal of WCM or JBM there shall be no successor to such party, but in the case of the death, resignation or removal of any other designated Elector, such Elector's eldest living child shall be the successor unless the Elector shall appoint a successor by an instrument in writing, executed with the same formality required for the conveyance of real property in the State of New York. Any such appointment, to be effective, shall be from the class of the designated Elector's spouse and descendants who are bound by the terms of this Agreement.
In the event of the death, resignation or removal of any successor Elector (other than a successor to AKH) all subsequent successors to that Elector's position shall be elected by those persons bound by the terms of the Agreement who are descendants (or spouses of descendants) of the Elector originally designated for the position to be filled. The election shall be by weighted vote of those beneficially owned shares of stock covered by this Agreement with each “B” share being entitled to ten (10) votes and each “A” share being entitled to one (1) vote.
2.09 Determination of Action. Any action required or permitted to be taken by the Electors may be taken at a meeting held on three days written or telephoned notice, provided that a quorum of at least the number of Electors whose affirmative vote is required under

Sections 2.03, 2.04 or 2.05 (as the case may be), is present, or by an instrument in writing signed by all Electors.
2.10 Verification of Action. Any person shall be indemnified and held harmless by the Electors from any claim, loss or damage allegedly arising out of action taken in reliance on a certification that the Electors have validly taken action under Section 2.09, if such certification is executed by WCM, JBM or AKH, or such other Elector as may be determined by action under Section 2.03, 2.04 or 2.05 (as the case may be).
III.RESTRICTIONS ON TRANSPER, OPTIONS, PURCHASE OF SHARES
3.01 Restrictions on Transfer. Each of the Holders expressly agrees:
(a) Not to sell, transfer, pledge, assign or otherwise in any manner dispose of or encumber any shares of Company at any time owned by him and subject to this Agreement, unless and until he shall have first offered to sell such shares to the other Holders, and thereafter to the Company at a price to be determined as provided in Section 3.06.
(b) The foregoing restriction shall not apply in the case of transfers directly or indirectly to or for the benefit of another Holder, including, for purposes of this Section 3.0l(b), a spouse or descendant of a Holder, provided that the transferee, if not already a party to this Agreement, shall become such immediately upon said transfer.
No dividend shall be paid on any shares sold, transferred, pledged, assigned or encumbered in breach of this Agreement.
3.02 Options. Successive options on the part of the other Holders and thereafter the Company, to purchase all or any of the shares owned by the Holder referred to in (a) or (b) of this Section, as the case may be, at a price determined as provided in Section 3.06, shall arise upon the happening of any one or more of the following events:
(a) death of a Holder; or

(b) receipt by the other Holders of an offer to sell shares made pursuant to Section 3.01.
3.03 Option Periods. An option arising under section 3.01 shall remain in force:
(a) for successive periods of 60 days following the receipt of the offer if the option arise under Section 3.02(b); or
(b) for successive periods of 60 days after the other Holders have received notice of the appointment of the personal representative of a deceased Holder, if the option arises under Section 3.02(a).
3.04 Notice of Option and Exercise.
(a) An offer to sell pursuant to Section 3.01, or a notice pursuant to Section 3.03(b), shall be in writing and given to each of the Holders and to the Company in accordance with Section 4.03. An offer to sell pursuant to Section 3.01 shall be accompanied by a copy of any bona fide offer relied upon by the offeror.
(b) An option on the part of the Holder or the Company may be exercised within the period specified in Section 3.03 by the giving of notice of such exercise by the Holders or the Company, as the case may be, to the Holder whose shares are to be purchased or his personal representative, as the case may be.
(c) If no such notice of exercise be given within the time specified in Section 3.03, then the offeror or his personal representative, as the case may be, may during the period of 9O days thereafter, transfer the shares as to which the option shall not have been exercised, free of the restrictions of Section 3.01, provided, however, that if such option shall arise by reason of Section 3.02(b), then such transfer shall be at a price not less than and on terms and conditions no more favorable than, those specified in any bona fide offer relied upon by such Holder.

3.05 Proportions on Exercise. Holders who exercise any option to purchase given under this Agreement shall participate in any purchase in proportion to their holdings of the class of shares offered, which are subject to this Agreement, unless some other pro portion is agreed upon in writing by the purchasers. A right to acquire shares pursuant to this Agreement may be transferred or assigned only to another Holder (as define in Section 3.0l(b)).
3.06 Option Price. In the event an option to purchase shares shall arise under Section 3.02, the option price of such shares shall be a price per share equal to the average between the high and the low prices of such stock on the American Stock Exchange on the day of death, if the option arises under Section 3.02(a) or on the day of receipt of the offer, if the option rises under Section 3.02(b).
3.07 Payment for Shares. Payment for shares purchased pursuant to this Agreement shall be made, certificates for the shares duly endorsed for transfer with all required Federal and State Transfer Stamps affixed shall be delivered, and title to the shares shall pass as follows:
(a) 10 percent of the purchase price shall be paid in cash within 10 days after exercise of the option; the remaining 90 percent shall be paid in 60 equal monthly installments to be represented by a promissory note of the purchaser, bearing interest payable monthly at the highest rate of interest legally permissible at the beginning of the month in which paid.
(b) Title to the shares shall pass to the purchaser immediately upon payment of 10 percent of the purchase price in cash and delivery of the notes, and certificates for the shares, duly endorsed for transfer, shall thereupon be delivered to the purchaser. The purchaser shall thereupon pledge such certificates to the seller, who shall hold them as security for payment of the notes; but unless and until a default occurs under the terms of one or more of the notes, the purchaser shall have the sole right to vote the shares (as such right may be modified by the provisions of this Agreement) and collect all dividends and other distributions thereon. Upon the payment of the last note and all accumulated interest, the certificates shall be redelivered to the purchaser free and clear of such pledge.

IV. DURATION; TERMINATION; NOTICES
4.01 Duration. Unless terminated in accordance with this Section 4.01, this Agreement shall continue in force until December 31, 2015 and thereafter shall be renewed automatically from year to year unless at least 90 days before December 31 in any year, any party hereto shall give to the other parties notice in writing of his election to have the Agreement terminate on December 31 of such year. All notices pursuant to this Agreement shall be given in accordance with Section 4.03.
4.02 Termination. This Agreement shall also terminate upon the occurrence of any of the following events:
(a) Cessation of Company's business;
(b) Bankruptcy, receivership or dissolution of Company
(c) Upon mutual agreement of the holders of 85 percent of the shares of Company subject to this Agreement;
(d) Whenever there is only one surviving Holder bound by the terms hereof; or
(e) Upon five days notice by Company that at least two-thirds of the holders of record of shares entitled to vote thereon have approved a merger, consolidation, reorganization or plan for liquidation, dissolution or sale of substantially all of the Company's assets.
4.03 Notices. All notices, requests, demands and other communications relating to this Agreement or required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered or mailed, first-class postage prepaid, addressed to the address of the party to whom such notice is directed as it appears on the records of Company.

V. SETTLEMENT OF DISPUTES
5.01 Arbitration. All disputes, differences and controversies, of any nature whatsoever, relating to or arising under or in connection with this Agreement shall be settled and finally determined by arbitration in the City of Buffalo, New York, under the then existing Rules of the American Arbitration Association.
VI. MISCELLANEOUS PROVISIONS
6.01 Entire Agreement. This instrument contains the entire agreement of the parties with respect to its subject matter, and supercedes and replaces any prior agreement or understanding, and no amendment, modification or waiver of any provision hereof shall be valid unless it be in writing and signed by all the parties hereto.
6.02 Non-Waiver. The waiver of or failure to take action with regard to, any breach of any term or condition of this Agreement shall not be deemed to constitute a continuing waiver or a waiver of any other breach of the same or any other term or condition.
6.03 Paragraph and Other Headings. The paragraph and other headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
6.04 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any of which shall be deemed an original, and all of which shall constitute one and the same instrument, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
6.05 Persons Bound This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, distributees, successors and assigns, including any shareholders of the Company who may subsequently become parties by their signatures at the end hereof.

6.06 Choice of Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.
6.07 Gender and Number. The masculine gender as used in this Agreement shall be deemed to refer to and include the feminine and neuter genders and the singular or plural when required by the context shall be deemed to include the plural or singular, as the case may be, the word “person” shall include corporation, firm, partnership or other form of association.
6.08 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons and circumstances shall not be affected thereby.
6.09 Inconsistent Provisions. If any provision of this Agreement is inconsistent with any provision of any other document required or executed pursuant to this Agreement, the provisions of this Agreement shall be controlling and supercede such other document.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

/s/ Jane M. Moog
Jane M. Moog
·
·.·
.    .

/s/ Douglas B. Moog
Douglas B. Moog

STATE OF NEW YORK    )
:SS.
COUNTY OF ERIE    )

On this 14 day of September, 1982, before me, the subscriber, personally appeared William C. Moog, to me known and known to me to be the same person described in and who executed the within instrument, and he acknowledged to me that he executed the same.

STATE OF NEW YORK    )
:SS.
COUNTY OF ERIE    )
On this 16 day of September, 1982, before me, the subscriber, personally appeared Jane B. Moog, to me known and known to me to be the same person described in and who executed the within instrument, and she acknowledged to me that she executed the same.

STATE OF NEW YORK )
:SS.
COUNTY OF ERIE     )

On this 16 day of September, 1982, before me, the subscriber, personally appeared Richard A. Aubrecht, to me known and known to me to be the same person described in and who executed the within instrument, and he acknowledged to me that he executed the same.

STATE OF NEW YORK )
:SS.
COUNTY OF ERIE     )

On this 16 day of September, 1982, before me, the subscriber, personally appeared Constance M. Silliman, to me known and known to me to be the same person described in and who executed the within instrument, and she acknowledged to me that she executed the same.

STATE OF NEW YORK )
:SS.
COUNTY OF ERIE )

·On this 16 day of September, 1982, before me, the subscriber, personally appeared Nancy M. Aubrecht, to me known and known to me to be the same person described in and who executed the within instrument, and she acknowledged to me that she executed the same.

STATE OF NEW YORK )
:SS.
COUNTY OF ERIE )

On this 16 day of September, 1982, before me, the subscriber, personally appeared Jeanne M. Moog, to me known and known to me to be the same person described in and who executed the within instrument, and she acknowledged to me that she executed the same.

STATE OF NEW YORK )
:SS.
COUNTY OF ERIE     )

On this 16 day of September, 1982, before me, the subscriber, personally appeared James R. Silliman, Jr., to me known and known to me to be the same person described in and who executed the within instrument, and he acknowledged to me that he executed the same.
-\

STATE OF NEW YORK )
:SS.
COUNTY OF ERIE     )

On this 16 day of September, 1982, before me, the subscriber, personally appeared Michael K. Silliman, to me known and known to me to be the same person described in and who executed the within instrument, and he acknowledged to me that he executed the same.
-

STATE OF CALIFORNIA    )
:SS.
COUNTY OF ALAMDEA    )

·On this 4 day of October, 1982, before me, the subscriber, personally appeared Douglas B. Moog, to me known and known to me to be the same person described in and who executed the within instrument, and he acknowledged to me that he executed he same.

STATE OF CALIFORNIA        )
:SS.
COUNTY OF SAN FRANCISCO    )

On this 8 day of September, 1982, before me, the subscriber, personally appeared Susan L. Moog, to me known and known to me to be the same person described in and who executed the within instrument, and she acknowledged to me that she executed he same.

STATE OF NEW YORK)
:SS.
COUNTY OF ERIE     )
On this 9 day of December, 1983, before me, the subscriber, personally appeared Albert K. Hill, to me known and known to me to be the same person described in and who executed the within instrument, and he acknowledged to me that he executed the same.

DENISE J. DANIELS
Notary Public, State of New York
Qualified in Erie County
My Commission Expires March 30, 19 55

SHARE OWNERSHIP OF PARTIES TO AGREEMENT AS TO VOTING

NAME	CAPACITIES IN WHICH OWNED	CLASS A CERTIFICATE NO. (NO. OF SHARES)	CLASS B CERTIFICATE NO. (NO. OF SHARES)

ANNEX “A”

IRREVOCABLE PROXY

KNOW ALL MEN BY THESE PRESENTS, that I do hereby nominate, constitute and appoint WILLIAM C. MOOG, JANE B. MOOG, RICHARD A. AUBRECBT, CONSTANCE MOOG SILLIMAN, JEANNE M. MOOG, DOUGLAS B. MOOG, SUSAN L. MOOG and ALBERT K. HILL, or such of them as may be provided in an Agreement as to voting dated September     , 1982, to which said persons and the undersigned parties, as my true and lawful attorneys and proxies to attend any meeting of shareholders of MOOG INC., a New York corporation, and at any such meeting to vote the number of shares standing in my name on the share records of the Company which I would be entitled to vote if personally present at such meeting, and otherwise to take any action under such Agreement as to voting and to exercise any voting rights on any shares of stock of the Company standing in my name individually, as custodian or as trustee, or as to which any beneficial ownership on my part may entitle me to exercise any such voting rights or to take any such action.
The Agreement referred to above is an Agreement as to voting executed in accordance with the provisions of Section 620 of the Business Corporation Law of the State of New York and this Proxy is intended to, and shall be, irrevocable to the extent, and for the period of time provided in Subdivision (g) of Section 609 of the Business Corporation Law of the State of New York.

IN WITNESS WHEREOF, the undersigned has executed and sealed this Irrevocable Proxy on September·    , 1982 individually, as trustee and as custodian, and in addition as to all shares beneficially owned by the undersigned.
----------------------------(L,S,)

STATE OF NEW YORK    )
:SS.
COUNTY OF ERIE    )

On this ___day of September, 1982, before me, the subscriber, personally appeared _____________, to me known and known to me to be the same person described in and who executed the within instrument:, and he acknowledged to me that he executed the same.

ANNEX “B”